As filed with the Securities and Exchange Commission on November 3, 2010
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SODASTREAM INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in Its Charter)

Israel (State or Other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification Number)

Daniel Birnbaum
Chief Executive Officer
SodaStream International Ltd.
Gilboa Street, Airport City,
Ben Gurion Airport 70100, Israel
+972 (3) 976-2301
(Address of Principal Executive Offices) (Zip Code)

2007 EMPLOYEE SHARE OPTION PLAN
2010 EMPLOYEE SHARE OPTION PLAN
(Full Title of the Plans)

SodaStream USA, Inc.
One Mall Drive
Cherry Hill, NJ 08002
1-800-763-2258
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Brian B. Margolis, Esq.
Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, NY 10019
(212) 506-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 0.645 (2007 Employee Share Option Plan)	1,145,838	$ 3.45 (2)	$ 3,953,142 (2)	$ 282
Ordinary Shares, par value NIS 0.645 (2010 Employee Share Option Plan)	1,050,000	$20.00 (3)	$21,000,000 (3)	$1,498
Total	2,195,838			$1,780

(1)
This Registration Statement shall also cover any additional Ordinary Shares which become issuable under the 2007 Employee Share Option Plan (the “2007 Plan”) or the 2010 Employee Share Option Plan (the “2010 Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.

(2)
The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee.  With respect to an aggregate of 1,145,838 Ordinary Shares available for future issuance pursuant to outstanding stock options previously granted under the 2007 Plan, the estimated Proposed Maximum Offering Price Per Share was calculated pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of €2.54 ($3.45) per share.

(3)
The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.  With respect to an aggregate of 1,050,000 Ordinary Shares available for future issuance under the 2010 Plan, the estimated Proposed Maximum Offering Price Per Share was calculated pursuant to Rule 457(h) under the Securities Act on the basis of $20.00, the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated November 2, 2010 relating to its initial public offering.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

SodaStream International Ltd. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) The Registrant’s  prospectus filed pursuant to Rule 424(b) under the Securities Act with the Commission on November 2, 2010, relating to the Registrant’s Registration Statement on Form F-1 (File No. 333-170007) and which includes audited financial statements for the Registrant’s latest fiscal year; and

(2) The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34929) filed with the Commission on October 25, 2010, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association:

•
financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court.  However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which in the opinion of the board of directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria.

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder; and

•	a financial liability imposed on the office holder in favor of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or penalty levied against the office holder.

Under the Israeli Companies Law (the “Companies Law”), exculpation, indemnification and insurance of office holders must be approved by the corporation’s audit committee and board of directors and, in respect of the corporation’s directors, by the corporation’s shareholders.

The Registrant’s articles of association allow the Registrant to indemnify and insure its office holders to the fullest extent permitted by the Companies Law.  The Registrant’s office holders are currently covered by a directors and officers’ liability insurance policy.

The Registrant has entered into agreements with each of its directors and executive officers exculpating them, to the fullest extent permitted by law, from liability to the Registrant for damages caused to the Registrant as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law.  This indemnification is limited to events determined as foreseeable by the board of directors based on the Registrant’s activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and the insurance is subject to the Registrant’s discretion depending on its availability, effectiveness and cost.  Effective as of the date of this Registration Statement, the maximum amount set forth in such agreements is the greatest of (1) with respect to indemnification in connection with a public offering of the Registrant’s securities, the gross proceeds raised by the Registrant and/or any selling shareholder in such public offering, (2) with respect to all permitted indemnification, including a public offering of the Registrant’s securities, an amount equal to 50% of the Registrant’s shareholders’ equity on a consolidated basis, based on the Registrant’s most recent financial statements made publicly available before the date on which the indemnity payment is made and (3) $50 million.  In the opinion of the United States Securities and Exchange Commission, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Name
4.1
Articles of Association of the Registrant, as amended as of September 1, 2009 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (Registration No. 333-170007), as amended (“Form F-1”))

4.2
Amended and Restated Articles of Association of the Registrant to become effective upon closing of the Registrant’s initial public offering (incorporated herein by reference to Exhibit 3.2 to Form F-1)

5.1	Opinion of Gornitzky & Co.

23.1	Consent of Somekh Chaikin

23.2	Consent of Gornitzky & Co. (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included in signature page to this Registration Statement)

99.1	2007 Employee Share Option Plan (incorporated herein by reference to Exhibit 10.2(a) to Form F-1)

99.2	2010 Employee Share Option Plan (incorporated herein by reference to Exhibit 10.2(b) to Form F-1)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Airport City, Israel, on the 3rd day of November 2010.

SODASTREAM INTERNATIONAL LTD.

By:	/s/ Daniel Birnbaum
Name: Daniel Birnbaum
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel Birnbaum, Daniel Erdreich and Eyal Shohat, and each of them, as attorney-in-fact with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

/s/ Daniel Birnbaum
Daniel Birnbaum		Chief Executive Officer	November 3, 2010

/s/ Daniel Erdreich
Daniel Erdreich		Chief Financial Officer	November 3, 2010

/s/ Yuval Cohen
Yuval Cohen		Chairman of the Board	November 3, 2010

/s/ Shmoulik Barashi
Shmoulik Barashi		Director	November 3, 2010

/s/ Maurice Benady
Maurice Benady		Director	November 3, 2010

/s/ Eli Blatt
Eli Blatt		Director	November 3, 2010

/s/ Marc Lesnick
Marc Lesnick		Director	November 3, 2010

/s/ David Morris
David Morris		Director	November 3, 2010

SODASTREAM USA INC.

By:	/s/ Gerard Meyer	Authorized Representative in the United States	November 3, 2010
Name: Gerard Meyer Title: President

EXHIBIT INDEX

Exhibit Number	Name
4.1
Articles of Association of the Registrant, as amended as of September 1, 2009 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (Registration No. 333-170007), as amended (“Form F-1”))

4.2
Amended and Restated Articles of Association of the Registrant to become effective upon closing of the Registrant’s initial public offering (incorporated herein by reference to Exhibit 3.2 to Form F-1)

5.1	Opinion of Gornitzky & Co.

23.1	Consent of Somekh Chaikin

23.2	Consent of Gornitzky & Co. (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included in signature page to this Registration Statement)

99.1	2007 Employee Share Option Plan (incorporated herein by reference to Exhibit 10.2(a) to Form F-1)

99.2	2010 Employee Share Option Plan (incorporated herein by reference to Exhibit 10.2(b) to Form F-1)